UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 17, 2017

BENEFITFOCUS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)

001-36061		46-2346314
(Commission File Number)		(IRS Employer Identification No.)

100 Benefitfocus Way, Charleston, South Carolina 29492

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (843) 849-7476

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this Chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this Chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c), (e)  On November 17, 2017, Shawn A. Jenkins stepped down as Chief Executive Officer of Benefitfocus, Inc. (the “Company”), effective December 31, 2017.  Beginning January 1, 2018, he will assume the role of Senior Advisor for Innovation of the Company.  Mr. Jenkins’ transition is not related to any disagreement with the Company on any matter relating to Company’s operations, but is for personal reasons.

Pursuant to a new employment agreement between Mr. Jenkins and the Company, effective January 1, 2018, Mr. Jenkins’ employment as Senior Advisor for Innovation of the Company will be “at will” during its term, which will end on June 30, 2020.  As Senior Advisor for Innovation, Mr. Jenkins will be paid a salary of $100,000 per year. In addition, on the first calendar day of each quarter during the term of his new employment agreement, Mr. Jenkins will be granted an equity award of fully vested restricted stock valued at $50,000.  If the Company terminates Mr. Jenkins for “cause” (as such term is defined in the new employment agreement) or Mr. Jenkins resigns, he will be paid his salary and equity compensation under the new employment agreement up to the termination date.  If Mr. Jenkins’ employment terminates due to his death, the Company terminates Mr. Jenkins without “cause,” or Mr. Jenkins’ employment ends due to the expiration of the new employment agreement’s term, Mr. Jenkins will receive his salary and equity compensation under the new employment agreement until June 30, 2020 and all of Mr. Jenkins’ outstanding unvested equity awards will accelerate in full.  The material terms of Mr. Jenkins’ previously granted equity awards otherwise remain unchanged. Pursuant to the new employment agreement, Mr. Jenkins will be subject to a confidentiality covenant and one year non-competition covenant.

On November 17, 2017, the Company’s Board of Directors (the “Board”) appointed Raymond A. August to the additional role of Chief Executive Officer (principal executive officer) of the Company, effective January 1, 2018.  Mr. August will remain President of the Company.  Pursuant to an amendment to Mr. August’s employment agreement, Mr. August will be paid an annual salary of $500,000 beginning January 1, 2018.  He will be eligible to participate in the Company’s Management Incentive Bonus Program with a target bonus of 100% of his base salary.  Mr. August also will receive a one-time grant of restricted stock units (“RSUs”) valued at $1,500,000, vesting in five equal annual installments beginning on the first anniversary of the date of grant, subject to continued employment.  Under the amendment, Mr. August will receive an annual equity grant valued at $2,000,000.  Half of this grant will be made in RSUs vesting in four equal annual installments beginning on the first anniversary of the date of grant, subject to continued employment.  The other half of the grant will be made in performance-based RSUs, the maximum number of which will vest upon the achievement of annual Company targets to be determined by the Board’s Compensation Committee, such vesting to occur in four equal annual installments beginning on first anniversary of the date of grant if the performance metrics are met and subject to continued employment.  Pursuant to the amendment, if Mr. August is terminated by the Company without “cause” (as such term is defined in the amendment), then the time-based portion of any outstanding equity awards granted pursuant to the amendment that would have vested in the following twelve months will accelerate.  The material terms of Mr. August’s employment agreement and outstanding equity awards otherwise remain unchanged.

Information regarding Mr. August’s business experience is included in the Company’s Form 8-K filed with the SEC on April 8, 2015 and is incorporated herein by reference.  Mr. August, age 56, has no familial relationships with any executive officer or director of the Company.  Other than his employment by the Company, there have been no transactions in which the Company has participated and in which Mr. August had a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

The foregoing summary of the material terms of Mr. Jenkins’ new employment agreement and the amendment to Mr. August’s employment agreement are subject to the full and complete terms of the agreements which will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.  A copy of the press release regarding the above matters is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated November 20, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 20, 2017	BENEFITFOCUS, INC /s/ Jonathon E. Dussault Jonathon E. Dussault Chief Financial Officer